Exhibit 99.2

B&G Foods Announces Initial Results of Tender Offers and Consent Solicitations

for its 8% Senior Notes due 2011 and 12% Senior Subordinated Notes due 2016

— Increases Tender Offer Consideration and Announces Redemption of Remaining Notes —

PARSIPPANY, N.J., January 25, 2010 — B&G Foods, Inc. (NYSE: BGS), a manufacturer and distributor of high quality, shelf-stable foods, announced today that it has received and accepted for purchase approximately $238.9 million aggregate principal amount of its outstanding 8% senior notes due 2011 (CUSIP No. 05508R AC 0) (the “Senior Notes”) and approximately $44.7 million aggregate principal amount of its outstanding 12% senior subordinated notes due 2016 (CUSIP No. 05508R AB 2) (the “Senior Subordinated Notes”) validly tendered by 5:00 p.m., New York City time, on January 22, 2010, which was the deadline for holders to submit tenders in order to receive the consent payments in connection with the tender offers.  B&G Foods has received consents from holders of approximately 99.5% of the Senior Notes and approximately 64.3% of the Senior Subordinated Notes as of the consent payment deadline.

The consents are sufficient to effect the proposed amendments to the indenture governing the Senior Notes and the indenture governing the Senior Subordinated Notes as set forth in B&G Foods’ Offer to Purchase and Consent Solicitation Statement dated January 8, 2010 and the related Letter of Transmittal and Consent (the “Tender Offer Documents”), pursuant to which the tender offers and the consent solicitations are being made.  The proposed amendments eliminate substantially all of the restrictive covenants and certain default provisions contained in each indenture.  B&G Foods has executed a supplemental indenture for each series of notes effecting the proposed amendments to the indentures.  The supplemental indentures are binding on the holders of notes not purchased in the tender offers.

B&G Foods also announced today that it is revising the terms of its tender offers such that holders who tender their notes after the date hereof and prior to the expiration of the tender offer at 11:59 p.m., New York City time, on February 5, 2010 (unless extended or earlier terminated by the Company) will receive a tender offer consideration of $1,020 for every $1,000 principal amount of Senior Notes tendered, and a tender offer consideration of $3.303544 for every $3.116551 principal amount of Senior Subordinated Notes tendered, plus, in each case, accrued and unpaid interest to, but excluding, the tender offer payment date.  As set forth in the Tender Offer Documents, Senior Notes and Senior Subordinated Notes validly tendered may no longer be withdrawn.

B&G Foods is simultaneously announcing that it is irrevocably calling for redemption on February 25, 2010 all Senior Notes and Senior Subordinated Notes that remain outstanding after the expiration of the tender offer, at the redemption price of $1,020 for every $1,000 principal amount of Senior Notes redeemed and at the redemption price of $3.303544 for every $3.116551 principal amount of Senior Subordinated Notes redeemed, plus, in each case, accrued and unpaid interest to, but excluding the redemption date.  Notices of Redemption are being mailed by The Bank of New York Mellon, the trustee for each series of notes, to the registered holder of such notes.  Copies of the Notices of Redemption and additional information relating to the procedure for redemption may be obtained by contacting The Bank of New York Mellon at 1.800.254.2826.

Credit Suisse Securities (USA) LLC is acting as Dealer Manager and Solicitation Agent for the tender offers and consent solicitations.  Questions regarding the tender offers or consent solicitations may be directed to Credit Suisse at (212) 325-5912 (collect) or (800) 820-1653 (toll-free). Requests for copies of the Tender Offer

Documents may be directed to D. F. King & Co., Inc. at (212) 269-5550 (collect) or (800) 859-8511 (toll-free). Beneficial owners also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offers and the consent solicitation.

Neither B&G Foods, the Dealer Manager and Solicitation Agent, nor any other person makes any recommendation as to whether holders of any series of notes should tender their notes or provide the related consents, and no one has been authorized to make such a recommendation.  Holders of notes must make their own decisions as to whether to tender their notes and provide the related consents, and if they decide to do so, the principal amount of the notes to tender.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell the Senior Notes, the Senior Subordinated Notes or any other securities. The tender offers and consent solicitations are being made only through and subject to the terms and conditions set forth in the Tender Offer Documents and related materials. Holders of the notes should read carefully the Tender Offer Documents and related materials before any decision is made with respect to the tender offers and consent solicitations.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2008 filed on March 5, 2009.  B&G Foods’ undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Don Duffy 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214